Exhibit 2.1

Execution Version

AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 16, 2025, is made and entered into by and among Denali Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, “Parent”), Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub” and together with Parent, collectively, the “Parent Parties”), and Semnur Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Parent Parties and the Company have entered into an Agreement and Plan of Merger, dated as of August 30, 2024 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, pursuant to Section 10.2(a) of the Merger Agreement, the Merger Agreement may be amended by a writing signed by each of the Parent Parties and the Company; and

WHEREAS, each of the Parent Parties and the Company desire to amend the Merger Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and intending to be legally bound hereby, the parties hereto accordingly agree as follows.

1. Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Amendment to the Merger Agreement.

(a) The following definitions are hereby added to Article I of the Merger Agreement in alphabetical order:

““First Amendment” means that certain Amendment No. 1 to the Merger Agreement, dated as of April 16, 2025, by and among Parent, Merger Sub and the Company.”

““Nasdaq De-Listing” means the de-listing of the Parent Units, Class A Shares and Parent Warrants from trading on Nasdaq for any reason, including due to the failure of Parent to satisfy Nasdaq’s continued listing requirements pursuant to Nasdaq Listing Rule 5450(b)(2)(A) and/or Listing Rule IM-5101-2(b).”

““OTC Markets” means the OTC Markets Group, Inc.”

““OTC Markets Listing Date” means the first date on which the Parent Units, Class A Shares and Parent Warrants (each of which are listed on Nasdaq as of the date of the First Amendment) commence trading on the OTC Markets.”

(b) The following definition is hereby amended and restated in its entirety to read as follows:

““Stock Exchange” means, (i) prior to the OTC Markets Listing Date, Nasdaq, (ii) from and after the Nasdaq De-Listing and the OTC Markets Listing Date, the OTC Markets or (iii) such other national securities exchange or automated quotation system as agreed to in writing by the Company and Parent.”

(c) Section 7.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“7.10 Nasdaq Listing; OTC Markets Trading. From the date of this Agreement until the OTC Markets Listing Date, Parent shall use reasonable best efforts to ensure that the Parent Units, the Class A Shares and the Parent Warrants remain listed on Nasdaq. In the event of a Nasdaq De-Listing, Parent shall use reasonable best efforts to apply for and effect the qualification of the Parent Units, the Class A Shares and the Parent Warrants for trading on the OTC Markets, which qualification shall take effect as soon as practicable after the date of the First Amendment. From the OTC Markets Listing Date until the Closing, Parent shall use reasonable best efforts to ensure that the Parent Units, the Class A Shares and the Parent Warrants continue to be qualified to trade on the OTC Markets. From the date of this Agreement until the Closing, Parent shall promptly notify the Company in writing of any communications or correspondence from the (a) Stock Exchange on which the Parent Units, the Class A Shares and the Parent Warrants are listed or quoted from time to time or (b) SEC with respect to the listing or registration of the Parent Units, the Class A Shares and the Parent Warrants or other securities of Parent, compliance with the rules and regulations of such Stock Exchange or the SEC and any potential suspension of listing or delisting or deregistration action contemplated or threatened by such Stock Exchange or the SEC.”

(d) Section 7.14 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 “Blank-Check Company”. In addition to, and not in limitation of, the restrictions set forth in Section 7.2, from the date hereof through the Effective Time, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a special purpose acquisition company listed or quoted on the applicable Stock Exchange pending the completion of the transactions contemplated hereby.”

(e) Section 7.20(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the Domestication and Plan of Domestication, (ii) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of Parent Ordinary Shares in accordance with Parent’s Organizational Documents, the DGCL and the rules and regulations of the SEC and the applicable Stock Exchange, (iii) adoption of the Parent Certificate of Incorporation and the Parent Bylaws in connection with the Domestication, (iv) election of the directors of Parent, (v) the adoption and approval of the issuance of the Domesticated Parent Common Shares in connection with the transactions contemplated by this Agreement as required by the applicable Stock Exchange’s listing or quotation requirements, (vi) the exchange of Company Options for Domesticated Parent Options, as contemplated by Section 4.2 (such approval, the “Option Exchange Approval”), (vii) the adoption and approval of each other proposal that the SEC or the applicable Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto, (viii) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement, and (ix) approval to adjourn the Parent Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the approvals described in foregoing clauses (i) through (ix), collectively, the “Parent Shareholder Approval Matters”). Without the prior written consent of the Company, the Parent Shareholder Approval Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s shareholders at the Parent Special Meeting. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent shareholders vote in favor of the adoption of the Parent Shareholder Approval Matters. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC.”

(f) Section 7.23(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) (i) Parent hereby agrees to promptly (and in any event not later than March 24, 2025) prepare, file and mail, and the Company shall reasonably cooperate with Parent with respect to such preparation, filing and mailing of, a proxy statement and any other materials necessary to solicit proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent to be called and held for purpose of such vote (such meeting to be held not later than April 11, 2025), in favor of (A) amending Parent’s Organizational Documents (such amendment, the “Extension Amendment”) to extend the final date in respect of which Parent must consummate a Business Combination thereunder to December 11, 2025 or such other date that is mutually agreed to by the Company and Parent in writing (the “Extension Date”) and (B) such other matters as the Company and Parent shall mutually determine to be necessary or appropriate in order to effect the Extension Amendment; and (ii) Parent and the Company agree to execute and deliver such other documents and take such other actions, as may reasonably be necessary to effectuate the Extension Amendment.”

(g) Section 8.3(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(h) The Domesticated Parent Common Shares and Domesticated Parent Warrants shall remain listed or quoted on the applicable Stock Exchange through the Effective Time, the listing application for the listing of the Domesticated Parent Common Shares and Domesticated Parent Warrants following the Effective Time shall have been approved by Nasdaq or other applicable Stock Exchange, and as of the Closing Date, Parent shall not have received any written notice from the applicable Stock Exchange that it has failed, or would reasonably be expected to fail to meet such Stock Exchange’s continued listing requirements as of immediately following the Closing for any reason, where such notice has not been subsequently withdrawn by such Stock Exchange or the underlying failure appropriately remedied or satisfied.”

(h) Section 9.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i) on or after 11:59 p.m. Pacific Time on September 30, 2025, or such later date as agreed to in writing between the Company and the Parent (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that if an Extension Amendment shall be in effect, the Outside Date shall be the Extension Date;”

3. Effect of Amendment. Except as set forth herein, all other terms and provisions of the Merger Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Merger Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Merger Agreement, as amended by this Amendment, shall mean August 30, 2024.

4. Construction. This Amendment shall be governed by all provisions of the Merger Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

5. Entire Agreement. This Amendment together with the Merger Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. In the event of a conflict between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

[The remainder of this page is intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
	Name:	Lei Huang
	Title:	Chief Executive Officer

DENALI MERGER SUB INC.

By:	/s/ Peter Xu
	Name:	Peter Xu
	Title:	President

Semnur pharmaceuticals, inc.

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer

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